Exhibit 10(ar)

Form for Awards Beginning in 2010

WESTAR ENERGY

1996 LONG-TERM INCENTIVE AND SHARE AWARD PLAN

PERFORMANCE RESTRICTED SHARE UNITS AWARD

Name:	«Officer»
Target Award:	«Target Number_of_Restricted Share Units»
Grant Date:
Performance Period	through

Westar Energy, Inc. (the “Company”) hereby grants to you «Target Number_of_Restricted Share Units» Restricted Share Units pursuant to the Company’s 1996 Long-Term Incentive and Share Award Plan (as amended) (the “Plan”), a copy of which has been delivered to you and made a part hereof, subject to the following terms and conditions and the terms and conditions of the Plan. The number of Restricted Share Units granted under this paragraph is referred to in this Award as the “Target Award.” The terms used in this Award shall have the same meaning as in the Plan, unless the context requires otherwise, and except that “Restricted Share Units” shall refer only to the Restricted Share Units granted under this Award.

1.	Restricted Share Units. Subject to the terms and conditions hereof and as contained in the Plan, each Restricted Share Unit earned by you in accordance with Section 2 below, shall represent the right to receive one share of the Company’s common stock.

2.	Performance Criteria and Adjustment of Target Award.

(a)	The Target Award to be earned by you shall be adjusted upward or downward based upon the Company’s “Total Shareholder Return” (as defined below) compared to Total Shareholder Return for the “Peer Group” (as defined below) during the performance period indicated above (the “Performance Period”), as shown in the following chart:

Company Total Shareholder Return Relative to Peer Group:	Payout as Percentage of Target Award
90th percentile or above	200%
50th percentile	100%
25th percentile	25%

Interpolation shall be used to determine the payout as a percentage of the Target Award if the Company’s performance falls between the percentiles shown. You shall not receive any portion of the Target Award if the Company’s Total

Shareholder Return during the Performance Period is below the 25th percentile. You shall receive 200% of the Target Award if the Company’s Total Shareholder Return during the Performance Period ranks at the 90th percentile or above.

(b)	Total Shareholder Return shall be determined by the following formula: Total Shareholder Return equals Ending Stock Price minus Beginning Stock Price plus Dividends Paid, divided by Beginning Stock Price.

Beginning Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the calendar month immediately preceding the first day of the Performance Period.

Ending Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the calendar month in which the last day of the Performance Period occurs.

Dividends Paid shall mean the total of all dividends paid on one share of stock during the Performance Period.

(c)	The Company’s percentile rank shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return, each company in the Peer Group, including the Company. The highest company would have a 100 percentile rank and the lowest company would have a zero percentile rank. Each company in between would have a percentile rank equal to 100 divided by N minus 1 (100/(N-1)) above the percentile rank of the company below it, where N is the total number of companies in the Peer Group.

(d)	The Peer Group consists of the companies listed on Exhibit A attached to this Award. Companies that cease to be publicly traded during the Performance Period shall be removed from the Peer Group for purposes of measuring the Company’s relative performance. The Committee (as defined in the Plan) reserves the right to add one or more companies to the Peer Group if the number of companies in the Peer Group decreases below twelve during the Performance Period

3.	Dividend Equivalents.

(a)	Each Restricted Share Unit earned by you in accordance with Section 2 above includes the right to receive dividend equivalents in an amount equal to the amount of the cash dividends that you would have received if you owned the number of shares of the Company’s common stock represented by such Restricted Share Unit during the Performance Period, and such dividend equivalents shall be accrued and paid to you following the end of the Performance Period as provided in Section 4 below.

(b)	If during the Performance Period any shares of the Company’s common stock or other property (other than cash) are distributed to holders of the Company’s common stock in a pro rata distribution other than as a result of a stock split, you shall be entitled to receive the number of shares of the Company’s common stock or the other property that you would have received if you owned the number of shares of the Company’s common stock represented by the Restricted Share Units earned by you in accordance with Section 2 above, and such shares or other property shall be paid to you following the end of the Performance Period as provided in Section 4 below.

(c)	If during the Performance Period any shares of the Company’s common stock are distributed to holders of the Company’s common stock as a result of a stock split, your Target Award shall be increased by a number of additional Restricted Share Units equal to the number of shares of the Company’s common stock that you would have received if you owned the number of shares of the Company’s common stock represented by your Target Award. Such additional Restricted Share Units shall be subject to the same terms, conditions and restrictions as the original Restricted Share Units covered by this Award.

4.	Payment and Withholding.

(a)	As soon as administratively practicable following, but in no event later than thirty days of, the end of the Performance Period, either certificate(s) evidencing the shares of the Company’s common stock represented by those Restricted Share Units you have earned in accordance with Section 2 above shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you, and dividend equivalents and other distributions will be paid to you; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such shares and dividend equivalents pursuant to the Westar Energy, Inc. 2005 Deferred Compensation Plan.

(b)	In the case of your death, shares to be delivered or credited pursuant to subsection (a) above following vesting pursuant to Section 5 below, shall instead be made to the beneficiary designated in writing by you pursuant to a form of designation provided by the Company, or, if none, to your estate.

(c)	The Company, if required, shall withhold taxes, at a rate not to exceed the minimum statutory rate, on any income realized in connection with the payment of Restricted Share Units or dividend equivalents.

5.	Termination of Employment. Except as provided below in this Section 5 and in Section 6, you shall be eligible for payment of awarded Restricted Share Units, as determined in Section 2, only if your employment with the Company continues uninterrupted through the end of the Performance Period.

(a)	If your employment terminates during the Performance Period on account of your death or Disability (as defined below), your Target Award shall be prorated based on the number of days from the grant date to the date of termination of your employment, and the prorated Target Award (and related dividend equivalents) shall be adjusted as provided in Section 2 above based on the Company’s Total Shareholder Return for the entire Performance Period, and paid following the end of the Performance Period as provided in Section 4 above. For purposes of this Award, the term “Disability” means, on a basis of medical evidence, that you are prevented from any comparable employment with the Company.

(b)	If your employment terminates during the Performance Period on account of your Retirement (as defined below), your Target Award shall be prorated based on the number of days from the grant date to the date of termination of your employment, and the prorated Target Award (and related dividend equivalents) shall be adjusted as provided in Section 2 above based on the Company’s Total Shareholder Return for the entire Performance Period, and paid following the end of the Performance Period as provided in Section 4 above. For purposes of this Award, the term “Retirement” means your cessation of services as an employee of the Company on or after the attainment of 60 years of age and 10 years of “Credited Service” as defined in the Westar Energy, Inc. Retirement Plan.

6.	Change of Control. Notwithstanding anything herein to the contrary, if a “Change in Control,” as defined in the letter change in control agreement between you and the Company dated January 20, 2006, as the same may be amended from time to time (the “Change in Control Agreement”), occurs during the Performance Period, you shall be entitled to receive your Target Award, adjusted as provided in Section 2, provided that for purposes of calculating Total Shareholder Return, Ending Stock price shall mean the average closing price on the applicable stock exchange of one share of stock for the twenty trading days immediately prior to the Change in Control. Certificate(s) evidencing the shares of the Company’s common stock represented by the Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you, or the consideration to be received upon consummation of the Change in Control shall be paid to you, as soon as administratively practicable following, but in no event later than thirty days of, the effective date of the Change in Control. Section 8(a) of the Plan shall not apply to the Restricted Share Units covered by this Award.

7.	Forfeiture of Restricted Share Units. If your employment terminates for any reason other than those described in Section 5 above during the Performance Period, all of the Restricted Share Units shall be forfeited, and you shall have no further right to receive any benefits or payments under this Award.

8.	Rights as Shareholder. During the Performance Period, you shall have none of the rights of a shareholder of the Company with respect to the shares of the Company’s common stock represented by the Restricted Share Units. You shall, however, have the right to receive dividend equivalents as described in Section 3 above. In addition, if shares of the Company’s common stock are held under a “rabbi trust” (the assets of which are subject to claims of the Company’s creditors in the event of the Company’s insolvency) established to assist the Company in meeting its obligations under this and other restricted share unit awards, you may (at the Company’s sole discretion) be given the right during the Performance Period to direct the trustee as to the voting of a number of shares held by the trustee corresponding to the Target Award.

9.	Nontransferability. Except by will or by the laws of descent and distribution, you may not sell, transfer, assign, pledge or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, encumber or dispose of any of the shares of the Company’s common stock represented by your Restricted Share Units prior to the payment of such shares to you pursuant to Section 4.

10.	Unsecured Creditor Status. This Award constitutes a mere promise by the Company to pay you the benefits described in this Award (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to any benefits payable under this Award.

11.	Committee Authority. Any questions concerning the interpretation of this Award, including without limitation any adjustments under Section 4(c) of the Plan (relating to Share splits, reorganizations, mergers, spin-offs and other corporate transactions and events), and any controversy which arises under this Award shall be settled by the Committee, as defined in the Plan, in its sole discretion.

12.	Inconsistencies. The terms of this Award are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall control. By signing this Award letter, you acknowledge receipt of a copy of the Plan.

13.	Governing Law. The provisions of this Award shall be governed by the laws of the State of Kansas without giving effect to principles of conflict of laws.

WESTAR ENERGY, INC.

By:

Name:

Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

AGREED TO:

Name:	«Officer»
Title:	«Position»

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